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                                                       EXHIBIT  99.(3)(a)

                    ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT dated as of January 1, 2002, by and between GE LIFE AND ANNUITY ASSURANCE COMPANY ("GELAAC"), a Virginia corporation, and its affiliate, CAPITAL BROKERAGE CORPORATION ("CBC"), a Washington corporation with its principal office at address 6630 West Broad Street, Post Office Box 26266, Richmond, VA 23261.

                                WITNESSETH:

     WHEREAS, CBC has registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member firm of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, GELAAC has registered certain Variable Annuity Policies to be issued by GELAAC (the "Variable Contracts") under the Securities Act of 1933, as amended (the "1933 Act") and issues and sells the Variable Contracts to the public through CBC, acting as the principal underwriter of the Variable Contracts;

     NOW, THEREFORE, in consideration of the mutual agreements made herein, GELAAC and CBC hereby agree as follows, effective as of January 1, 2002:

1. Underwriter.

     GELAAC previously granted to CBC the exclusive right, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the Investment Company Act of 1940, as amended, (the "1940 Act") and the provisions of the 1934 Act, to be the principal underwriter of the Variable Contracts. CBC agreed to use its best efforts to distribute the Variable Contracts, and to undertake to provide sales and services relative to the Variable Contracts and otherwise to perform all duties and functions necessary and proper for the distribution of the Variable Contracts.

2. Records and Reports.

     CBC shall have the responsibility for maintaining records relating to its registered representatives that are licensed, registered and otherwise qualified to sell the Variable Contracts and relating to broker-dealers engaged in the distribution of the Variable Contracts, and shall provide periodic reports thereof to GELAAC as requested.

3. Administrative & Other Services.

     GELAAC agrees to maintain all required books of account and related financial records on behalf of CBC. All such books of account and recorded shall be maintained and preserved pursuant to Rule 17a-3 and 17a-4 under the 1934 Act (or the corresponding provisions of any future Federal securities laws or regulations). In addition, GELAAC

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will maintain records, of all sales commissions paid to registered representatives of CBC in connection with the sale of the Variable Contracts. All such books and records shall be maintained by GELAAC on behalf of, and as agent for, CBC, whose property they are and shall remain for all purposes, and shall at all times be subject to reasonable periodic, special, or other examination by the Securities and Exchange Commission ("SEC") or National Association of Securities Dealers ("NASD") and all other regulatory or self-regulatory bodies having jurisdiction. GELAAC also agrees to send to CBC customers all required confirmations of customer transactions relating to Variable Contracts. GELAAC shall also make commission and such other disbursements as may be requested by CBC, in connection with the operations of CBC, for the account and risk of CBC.

     GELAAC shall provide accounting and other financial services to CBC as required. GELAAC will provide access to facilities and systems as required by CBC.

4. Compensation.

     In recognition of the administrative services to be rendered by GELAAC coordinating the administrative, accounting and other ministerial activities required by this Agreement, CBC shall pay to GELAAC such administrative fees as may be mutually agreed upon in separate writings exchanged from time to time between GELAAC and CBC. The initial fees to be paid under this Agreement are set forth on Exhibit A attached hereto. Exhibit A may be amended from time to time, upon the written consent of the parties.

5. Investigation and Proceedings.

     (a) CBC and GELAAC agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Variable Contracts distributed under this Agreement. CBC and GELAAC further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to GELAAC or CBC to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Variable Contracts distributed under this Agreement. Without limiting the foregoing:

         (i) CBC will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by GELAAC with respect to GELAAC or CBC or any broker-dealer in connection with any Variable Contracts distributed under this Agreement or any activity in connection with any Variable Contracts.

         (ii) CBC will promptly notify GELAAC of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding received by CBC with respect to GELAAC or CBC or any broker-dealer in connection with any Variable Contracts distributed under this Agreement or any activity in connection with any such Variable Contracts.

     (b) In the case of any such customer complaint, CBC and GELAAC will cooperate in investigating such complaint and arrive at a mutually satisfactory response.

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6. Termination.

     This Agreement shall be effective upon its execution and shall remain in force for a term of one (1) year from the date hereof, and shall automatically renew from year to year thereafter unless either party notifies the other in writing three (3) months prior to the expiration of an annual period. This Agreement may not be assigned and shall automatically terminate if it is assigned. Upon termination of this Agreement all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, including commissions due or to become due and payable on Variable Contracts in effect at the time of termination or issued pursuant to applications received by GELAAC prior to termination, and (ii) the obligations contained in Paragraph 8 hereof.

7. Exclusivity.

     The services of CBC hereunder are not to be deemed exclusive and CBC shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

8. Regulation.

     This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulation, and rulings thereunder, and of the NASD, from time to time in effect, including such exemptions from 1940 Act as the SEC may grant. CBC shall submit to all regulatory and administrative bodies having jurisdiction over the operations of CBC, or GELAAC, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, CBC shall furnish the Virginia State Corporation Commission or the Virginia Bureau of Insurance with any information or reports which the Commission or the Department of Insurance may request in order to ascertain whether the variable annuity operations of GELAAC are being conducted in an manner consistent with the Commission's variable annuity contract regulations and any other applicable law or regulations.

9. Severability.

     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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10. Applicable Law.

     This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          GE LIFE AND ANNUITY ASSURANCE COMPANY

Attest:

                                          By: /s/ Pamela S. Schutz
------------------------------                ---------------------------------
Assistant Secretary                           Pamela S. Schutz
                                              President and Chief Executive
                                              Officer

                                          CAPITAL BROKERAGE CORPORATION

Attest:

                                          By: /s/ Christopher A. Cokinis
------------------------------                ---------------------------------
Assistant Secretary                           Christopher A. Cokinis
                                              President and Chief Executive
                                              Officer

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                              Exhibit A
              Description of Fees paid to GELAAC by CBC

     Under the terms of the Agreement, CBC will pay for expenses incurred by GELAAC related to the underwriting, distributing and servicing of GELAAC variable annuity products.

     These expenses include but are not limited to:

- Prospective and existing contract owners support services

  - delivering prospectuses, statement of additional information, marketing materials to prospective contract owners;

  - providing educational materials regarding the product

  - providing facilities to answer questions from prospective contract owners about the portfolios managed by the distributor

  - receiving and answering correspondence, including information relating to performance of portfolio

  - complying with federal and state securities laws pertaining to the sale of shares

  - assisting prospective contract owners in completing application forms

  - assisting prospective and existing contract owners in selecting account options

- Providing office space and equipment, telephone facilities and personnel necessary or beneficial to deliver services listed above

- Furnishing reasonable information requested by the distributor and prepare reports and filings as needed by law or the distributor's Board of Trustees

- Maintaining, preserving and providing copies of records as required by law in connection with providing the services listed above